EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2026, with respect to the consolidated financial statements of Endovia Health Sciences, Inc. (formerly known as Splash Beverage Group, Inc.) and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025, and 2024. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

October 27, 2026